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                                                                   EXHIBIT 10.13

                                 EMPLOYMENT AND
                            CONFIDENTIALITY AGREEMENT


         THIS EMPLOYMENT AND CONFIDENTIALITY AGREEMENT (this "Agreement") is made February 10, 1998, between SAC ACQUISITION CORP., a Georgia corporation (the "Company"), and DWIGHT L. GOFF, a resident of the State of Alabama ("Executive").

                                   BACKGROUND

         On the date of this Agreement and pursuant to that certain Stock Purchase Agreement (the "Stock Purchase Agreement") dated February 10, 1998 by and among the Company, the Executive, Simcala, Inc., a Delaware corporation (the "Target"), Charter Oak Partners, Capital One Investors, Carl Edward Boardwine,
R. Myles Cowan, and George W. Rapp, Jr., the Company has agreed to acquire all of the capital stock of the Target. Executive is an employee of the Target, and, subject to the consummation of the transactions contemplated under the Stock Purchase Agreement, the Company desires to cause Target to employ the Executive in the capacities and on the terms and conditions set forth below. Executive desires to accept employment on the terms and conditions set forth below.

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the employment and continued employment of Executive by Target, the premises, and the mutual agreements hereinafter set forth, the parties agree as follows:

         1. Definitions. The following terms used herein shall have the definitions set forth below:

                  (a) "Affiliate" means any person or entity directly or indirectly controlling, controlled by, or under common control with another person.

                  (b) "Area" means the territorial United States.

                  (c) "Business" or "Business of the Company" means the business of the manufacture, production, development, sale, and distribution of silicon metals.

                  (d) "Cause" means (i) conduct amounting to fraud or dishonesty against the Target or any subsidiary or Affiliate of the Target; (ii) Executive's intentional misconduct or repeated refusal to follow the reasonable directions of the Board of Directors of the Target, provided an officer of the Target, upon the direction of the Board of Directors, notifies Executive of the acts deemed to constitute such intentional misconduct or repeated refusal in writing and Executive fails to correct such acts (or

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begins such action as may be necessary to correct such acts and thereafter diligently pursues the completion thereof) within five (5) business days after written notice has been given; (iii) repeated absences from work without a reasonable excuse, (iv) repeated intoxication with alcohol or drugs while on Target business during regular business hours; (v) a conviction or plea of guilty or nolo contendere to a felony (other than one arising from the operation of a motor vehicle or resulting from actions taken (or not taken) by Executive in good faith in his capacity as an employee or officer of the Target; or (vi) a breach or violation by the Executive of any material terms of this Agreement or any other agreement to which Executive and the Target are a party.

                  (e) "Competing Enterprise" means any person or any business organization of whatever form, engaged directly or indirectly within the Area in the Business of the Company.

                  (f) "Disability" means (i) the inability of Executive to perform the duties of Executive's employment due to physical or emotional incapacity or illness, where such inability is expected to be of long-continued and indefinite duration, or (ii) Executive shall be entitled to (x) disability retirement benefits under the federal Social Security Act or (y) recover benefits under any long-term disability plan or policy maintained by the Company. In the event of a dispute, the determination of Disability shall be made reasonably by the Board of Directors of the Target and shall be supported by advice of a physician competent in the area to which such Disability relates.

                  (g) "Effective Date of Termination" means the later of the last day on which Executive performs any duties of his employment as a full-time employee of the Target hereunder or the effective date of the termination of Executive's employment hereunder specified in any notice of termination of such employment given by the Target as permitted herein.

                  (h) "Excluded Information" means any data or information that is a Trade Secret hereunder (i) that has been voluntarily disclosed to the public by the Target or any Affiliate thereof or has become generally known to the public (except where such public disclosure has been made by or through Executive or by a third person or entity with the knowledge of Executive without authorization by the Target); (ii) that has been independently developed and disclosed by parties other than Executive or the Target or any Affiliate thereof to Executive or to the public generally without a breach of any obligation of confidentiality by any such person running directly or indirectly to the Target or any Affiliate thereof; or (iii) that otherwise enters the public domain through lawful means.

                  (i) "Subsidiary" means any subsidiary of the Company.

                  (j) "Trade Secrets" means information which derives economic value, actual or potential, from not being generally known and not being readily ascertainable to other persons who can obtain economic value from its disclosure or use and which is the


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subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Trade Secrets may include either technical or non-technical data, including without limitation, (i) any useful process, machine, chemical formula, composition of matter, or other device which (A) is new or which Executive has a reasonable basis to believe may be new, (B) is being used or studied by the Target or any Affiliate thereof and is not described in a printed patent or in any literature already published and distributed externally by the Target or any Affiliate thereof, and (C) is not readily ascertainable from inspection of a product of the Target or any Affiliate thereof; (ii) any engineering, technical, or product specifications including those features used in any current product of the Target or any Affiliate thereof or to be used, or the use of which is contemplated, in a future product of the Target or any Affiliate thereof; (iii) any application, operating system, communication system, or other computer software (whether in source or object code) and all flow charts, algorithms, coding sheets, routines, subroutines, compilers, assemblers, design concepts, test data, documentation, or manuals related thereto, whether or not copyrighted, patented or patentable, related to or used in the Business of the Target or any Affiliate thereof; or
(iv) information concerning the customers, suppliers, products, pricing strategies of the Target or any Affiliate thereof, personnel assignments and policies of the Target, or matters concerning the financial affairs and management of the Target or any Affiliate thereof; provided however, that Trade Secrets shall not include any Excluded Information.

         2. Terms of Engagement; Duties

                  (a) Effective as of the date of the closing of the transactions contemplated by the Agreement (the "Closing Date"), Target employs Executive as Executive Vice President of Target. In such capacity Executive shall report to the President of Target, and shall perform such duties and responsibilities relating to the Business of Target as may be assigned or delegated to him from time to time by the Board of Directors of Target or its designee.

                  (b) Executive accepts such employment and agrees to:

                           (i) devote substantially all of Executive's effort, time, energy, and skill (reasonable vacations and reasonable absences due to illness excepted) during regular business hours to the duties of his employment hereunder;

                           (ii) faithfully, loyally, and industriously perform such duties, subject to the supervision of the Board of Directors of Target; and

                           (iii) diligently follow and implement all lawful management policies and decisions of Target that are communicated to Executive.


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                  (c) During the Term of this Agreement, Executive shall not engage (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Executive from (i) investing his personal assets in businesses which do not compete with the Business of the Company or any Affiliate thereof in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the entities in which such investments are made and in which his participation is solely that of an investor, or (ii) purchasing securities in any corporation whose securities are regularly traded on a national securities exchange, provided that such purchase does not result in Executive collectively owning beneficially at any time five (5%) percent or more of the voting securities of any Competing Enterprise or any Affiliate thereof.

         3. Compensation.

                  (a) In consideration of the services rendered by Executive pursuant to this Agreement, Target shall pay to Executive a base salary of One Hundred Thousand Dollars ($100,000) per annum (the "Base Salary"), which Base Salary will be reviewed periodically and may be increased by Target from time to time. The Base Salary shall be paid in accordance with Target's standard payroll practices in effect from time to time. All amounts payable to Executive hereunder shall be subject to such deductions and withholdings as are required by law or by policies of Target.

                  (b) Executive shall be eligible to receive an annual bonus in the amount of up to 65% of the Base Salary then being paid to Executive, pursuant to an executive incentive plan to be established by Target's Board of Directors. The award and payment of any such bonus, and the amount thereof if awarded and paid, shall be calculated as follows: fifty (50%) percent of the award shall be based upon EBITDA of the Target. During the first three years of the Term, and in the event EBITDA of the Target is equal to or greater than Ten Million Dollars, such fifty percent amount of the award shall be pro-rated on an increasing sliding scale from 0% to 100% of this portion between an EBITDA of at least $9,999,999.00 (whereupon none of the 50% bonus shall be awarded) and a maximum of $13,000,000.00 (whereupon all of the 50% bonus shall be awarded). In subsequent years of the Term, the Target's Board of Directors shall determine in its sole discretion the targeted EBITDA for such fifty (50%) percent portion of the Bonus. The remaining 50% of the bonus shall be awarded and paid in the sole discretion of the Board of Directors of Target.

                  (c) Executive shall also have the right to participate in any medical, hospitalization, dental, disability income, life or other similar insurance plans maintained by Target from time to time to the extent that Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate, and such other fringe benefits as are provided to the other senior management employees of Target, provided that Target shall not be required to adopt or continue any insurance plans or fringe benefit plans.


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                  (d) Target shall reimburse Executive for all reasonable
business expenses incurred by Executive in connection with the business of the Company subject to compliance with the expense reimbursement policies established by Target and in sufficient detail to comply with Internal Revenue Service Regulations.

                  (e) Except for stock incentive awards which may be granted from time to time to Executive, the remuneration and benefits set forth in this
Section 3 shall be the only compensation payable to Executive with respect to his employment hereunder, and Executive shall not be entitled to receive any compensation in addition to that set forth in this Section 3 or under such stock incentive awards for any services rendered by him in any capacity to Target, the Company or any Affiliate thereof unless agreed to in writing by the Company, Target, or such Affiliate thereof.

         4. Term and Termination of this Agreement. The term of employment of Executive (the "Term") pursuant to this Agreement shall commence on the Closing Date and shall continue for a term of five (5) years from the Closing Date.

                  (a) Executive's employment hereunder shall be terminated during the Term upon the death or Disability of Executive.

                  (b) Executive's employment hereunder may be terminated during the Term by Target (i) with Cause at any time, and (ii) without Cause upon thirty (30) days written notice to Executive, provided that Executive shall immediately cease the performance of his duties hereunder if Target shall so request following the date of such notice. In the event Executive's employment is terminated without Cause, whether pursuant to this Agreement or following the termination or expiration of the Term of this Agreement, Target shall pay to Executive, as severance pay hereunder, an amount equal to the annual Base Salary paid to Executive at the Effective Date of Termination, which amount shall be paid in twelve (12) substantially equal monthly installments (less such deductions and withholdings as are required by law or the policies of Target) commencing with the first day of the calendar month next following.

                  (c) Upon termination of Executive's employment hereunder pursuant to subsection 4(a) or for Cause pursuant to subsection 4(b), or upon voluntary termination by Executive of Executive's employment hereunder, Target shall have no further obligation to Executive or his personal representative with respect to remuneration due under this Agreement, except for Base Salary earned but unpaid at the Effective Date of Termination and, in the case of termination of employment under subsection 4(a), a pro rata portion (based on the number of days of the fiscal year of Target in which such termination occurred during which this Agreement was in effect) of the bonus, if any, payable under Section 3(b) with respect to such fiscal year. Payment of such bonus, if any, shall be made at such time as similar bonuses are paid to other executives of Target with respect to such fiscal year.


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                  (d) If Executive's employment hereunder is terminated during the Term by Target without Cause pursuant to subsection 4(b), Target shall have no obligation to Employee with respect to renumeration due under this Agreement or such termination other than (i) Base Salary earned but unpaid at the Effective Date of Termination, and (ii) a pro rata portion (based on the number of days of the fiscal year of Target in which the Effective Date of Termination occurred during which this Agreement was in effect) of the bonus, if any, payable under Section 3(b) with respect to such fiscal year, and (iii) the severance pay described in subsection 4(b). Payment pursuant to clause (ii) of the preceding sentence shall be made when such bonuses are paid to other executive officers receiving bonus payments with respect to such fiscal year.

                  (e) Notwithstanding anything to the contrary expressed or implied herein, the covenants and agreements of Executive in Sections 5 and 6 of this Agreement shall survive the termination of Executive's employment hereunder.

         5. Ownership, Non-Disclosure, and Non-Use of Trade Secrets.

                  (a) Executive acknowledges and agrees that all Trade Secrets, and all physical embodiments thereof, are confidential to and shall be and remain the sole and exclusive property of the Company and any Affiliate thereof and that any Trade Secrets produced by Executive during the period of Executive's employment by the Company shall be considered "work for hire" as such term is defined in 17 U.S.C. Section 101, the ownership and copyright of which shall be vested solely in Target. Executive agrees (i) immediately to disclose to Target all Trade Secrets developed in whole or part by Executive during the Term of Executive's employment by Target, and (ii) at the request and expense of Target, to do all things and sign all documents or instruments reasonably necessary in the opinion of Target to eliminate any ambiguity as to the rights of Target in such Trade Secrets including, without limitation, providing to Target Executive's full cooperation in any litigation or other proceeding to establish, protect, or obtain such rights. Upon request by Target, and in any event upon termination of Executive's employment by Target for any reason, Executive shall promptly deliver to Target all property belonging to Target or any of its Affiliates, including, without limitation, all Trade Secrets (and all embodiments thereof) then in Executive's custody, control, or possession.

                  (b) Executive agrees that all Trade Secrets of Target or any Affiliate thereof received or developed by Executive as a result of Executive's employment with Target will be held in trust and strictest confidence, that Executive will protect such Trade Secrets from disclosure, and that Executive will make no use of such Trade Secrets, except in connection with Executive's employment hereunder, without Target's prior written consent. The obligations of confidentiality contained in this Agreement will apply during Executive's employment by Target and (i) with respect to all Trade Secrets consisting of scientific or technical data, at any and all times after expiration or termination (for whatever reason) of such employment; and (ii) with respect to all other Trade Secrets,


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for a period of five (5) years after such expiration or termination, unless a longer period of protection is provided by law.

         6. Non-Compete: Non-Solicitation Covenants.

                  (a) In consideration of the amounts to be paid to Executive hereunder, Executive covenants that Executive shall, during the Term of this Agreement, and (i) for one (1) year following the termination or expiration of the Term of this Agreement or Executive's employment hereunder, or (ii) for one
(1) year following the termination of Executive's employment with the Target without Cause (whether such employment is under this Agreement or not), observe the following separate and independent covenants:

                           (i) Neither Executive nor any Affiliate will, without the prior written consent of the Company, within the Area, either directly or indirectly, (A) become financially interested in a Competing Enterprise (other than as a holder of less than five percent (5%) of the outstanding voting securities of any entity whose voting securities are listed on a national securities exchange or quoted by the National Association of Securities Dealers, Inc. National Market System), or, (B) engage in or be employed by any Competing Enterprise as an executive or managerial employee.

                           (ii) Neither Executive nor any Affiliate will, without the prior written consent of Target, either directly or indirectly, on Executive's own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any Competing Enterprise within the Area, any person or entity that was a customer of Target during the Term of this Agreement who was solicited or serviced as such by or under the supervision of Executive.

                           (iii) Neither Executive nor any Affiliate will, without Target's prior written consent, either directly or indirectly, on Executive's own behalf or in the service or on behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, to any Competing Enterprise, any person employed by Target or one of its Affiliates, whether or not such employee is a full-time or a temporary employee of Target or such Affiliate and whether or not such employment is pursuant to written agreement and whether or not such employment is at will.

         7. Remedies. Executive acknowledges and agrees that Target is engaged in the Business of Target in and throughout the Area, that by virtue of the training, duties,



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and responsibilities attendant with Executive's employment by Target and the special knowledge of the Business and operations of Target that Executive will have as a consequence of Executive's employment by Target, great loss and irreparable damage would be suffered by Target if Executive should breach or violate any of the terms or provisions of the covenants and agreements set forth herein, and that by virtue of Executive's senior management position with Target Executive has been and will be throughout the Term of this Agreement directly and indirectly involved in servicing the accounts of Target's customer. Executive further acknowledges and agrees that each such covenant and agreement is reasonably necessary to protect and preserve the interest of Target. Therefore, in addition to all the remedies provided at law or in equity, Executive agrees and consents that Target shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or threatened breach of any of the covenants or agreements of Executive contained herein. The existence of any claim, demand, action or cause of action of Executive against Target shall not constitute a defense to the enforcement by Target of any of the covenants or agreements herein whether predicated upon this Agreement or otherwise, and shall not constitute a defense to the enforcement by Target of any of its rights hereunder.

         8. General Provisions.

                  (a) In the event that any one or more of the provisions, or parts of any provisions, contained in the Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. Specifically, but without limiting the foregoing in any way, each of the covenants of the parties to this Agreement contained herein shall be deemed and shall be construed as a separate and independent covenant and should any part or provision of any of such covenants be held or declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other covenant of the parties not held or declared invalid.

                  (b) This Agreement and the rights and obligations of Target hereunder may be assigned by the Company to any Subsidiary or to any successor to Target, and shall inure to the benefit of, shall be binding upon, and shall be enforceable by any such assignee, provided that any such assignee shall agree to assume and be bound by this Agreement. This Agreement and the rights and obligations of Executive hereunder may not be assigned by Executive.

                  (c) The waiver by Target of any breach of this Agreement by Executive shall not be effective unless in writing, and no such waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

                  (d) This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Georgia.


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                  (e) This Agreement shall automatically terminate upon the
termination of the Stock Purchase Agreement pursuant to Article 11 thereof. Upon the termination of this Agreement pursuant to the preceding sentence, this Agreement shall forthwith become null and void, and no party hereto shall have any rights, liabilities or obligations hereunder or with respect hereto. This Agreement embodies the entire agreement of the parties relating to the employment of Executive by Target. No amendment or modification of this Agreement shall be valid or binding upon Target or Executive unless made in writing and signed by the parties. All prior understandings and agreements relating to the employment of Executive by Target are hereby expressly terminated, including, without limitation, that certain Employment Agreement with Executive dated February 9, 1995.

                  (f) Any notice, request, demand, or other communication required to be given hereunder shall be made in writing and shall be deemed to have been fully given if personally delivered or if mailed by overnight delivery (the date on which such notice, request, demand, or other communication is received shall be the date of delivery) to the parties at the following addresses (or at such other addresses as shall be given in writing by any party to the other party hereto):

                  If to Executive:

                           Dwight L. Goff
                           1665 Minnie Knight Road
                           Titus, Alabama 36080

                  If to Company:

                           SAC Acquisition Corp.
                           c/o CGW Southeast Partners III, L.P.
                           Suite 210
                           Twelve Piedmont Center
                           Atlanta, Georgia 30305
                           Telephone: (404) 816-3255
                           Telecopy: (404) 816-3258


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                           with a copy (which shall not constitute notice) to:

                           Alston & Bird
                           One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia  30309-3424
                           Attention:  Teri L. McMahon, Esq.
                           Telephone:    (404) 881-7266
                           Telecopy:     (404) 881-7777

                  (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and it shall not be necessary for the same counterpart of this agreement to be signed by all of the undersigned in order for the agreements set forth herein to be binding upon all of the undersigned in accordance with the terms hereof.

         IN WITNESS WHEREOF, the Company and Executive have each executed and delivered this Agreement as of the date first above written.


                                    COMPANY:

                                    SAC ACQUISITION CORP.


                                    By:/s/ William A. Davies
                                       -----------------------------------
                                    Name:
                                         ---------------------------------
                                    Title:
                                          --------------------------------


                                    EXECUTIVE:


                                    /s/ Dwight L. Goff                    (SEAL)
                                    --------------------------------------
                                    Dwight L. Goff



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